Exhibit 8.1

[Thompson Hine Letterhead]

July 3, 2012

Forest City Enterprises, Inc.

Terminal Tower, 50 Public Square, Suite 1100

Cleveland, OH 44113

Re:	$125,000,000 Aggregate Principal Amount of 7.375% Senior Notes due 2034 of Forest City Enterprises, Inc.

Ladies and Gentlemen:

We have acted as special tax counsel for Forest City Enterprises, Inc., an Ohio corporation (the “Company”), in connection with the issuance and sale of $125,000,000 aggregate principal amount of 7.375% Senior Notes Due 2034 of the Company (the “Notes”) pursuant to the Underwriting Agreement, dated June 28, 2012 (the “Underwriting Agreement”), by and among the Company and Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., acting as representatives of the several underwriters named therein (the “Underwriters”). The Notes are to be issued as additional notes under an indenture, dated as of May 19, 2003 (the “Indenture”), by and between the Company and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), pursuant to which the Company issued $100,000,000 aggregate principal amount of its 7.375% Senior Notes Due 2034 on February 10, 2004.

As special tax counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Notes, the Indenture and such other documents and records and matters of law as we have deemed necessary for purposes of this opinion.

For purposes of the opinion expressed herein, we have assumed that each of the Notes will be sold to the public for $23.7903 ($24.1078 including accrued interest from May 1, 2012). We have further assumed, for purposes of the opinion expressed herein, the legal capacity and authority of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

The opinions set forth herein concerning federal income tax matters are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (“IRS”) including those contained in published Revenue Rulings and Revenue Procedures, and existing judicial decisions.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the statements set forth in the prospectus supplement dated June 28, 2012 (the “Prospectus Supplement”), to the prospectus dated December 9, 2011, under the caption “Material U.S. Federal Income Tax Considerations”, insofar as they purport to describe provisions of the laws and documents referred to therein, fairly summarize in all material respects such laws and documents. We also hereby confirm and adopt the opinions expressly set forth under such headings,

Forest City Enterprises, Inc.

July 3, 2012

under existing law and subject to the qualifications and assumptions stated therein. There can be no assurance, however, that the legal conclusions presented therein will not be successfully challenged by the relevant administrative authorities, or significantly altered by new legislation, changes in administrative positions, or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to any issues arising under the tax laws of any other country, state or locality.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Prospectus Supplement and its incorporation by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP